EXHIBIT 21
SUBSIDIARIES OF AMERIGAS PARTNERS, L.P.

		STATE OF
SUBSIDIARY	OWNERSHIP	INCORPORATION
AmeriGas Finance Corp.	100%	DE
AmeriGas Eagle Finance Corp.	100%	DE
AP Eagle Finance Corp.	100%	DE
AmeriGas Propane L.P.	(1)	DE
AmeriGas Propane Parts & Service, Inc.	100%	PA
AmeriGas Eagle Holdings, Inc.	100%	DE
Active Propane of Wisconsin, LLC	100%	DE
AmerE Holdings, Inc.	100%	DE

(1)	1.0101% owned by AmeriGas Propane, Inc., the General Partner; and 98.9899% owned by AmeriGas Partners, L.P., the Limited Partner.